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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                   Perceptron
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                                (PERCEPTRON LOGO)
                              the focus on process

47827 Halyard Drive
Plymouth, Michigan 48170-2461
(734) 414-6100 Facsimile: (734) 414-4700

                                                                October 24, 2005

Dear Perceptron Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Perceptron, Inc. ("Company") to be held on Monday, December 5, 2005, at 9:00 a.m., local time, at 47827 Halyard Drive, Plymouth, Michigan 48170.

The attached notice of the meeting and Proxy Statement describe the items of business to be transacted:

     (a)  The election of eight directors, and

     (b) Such other business as may properly come before the meeting or any adjournment thereof.

After the formal business session, there will be a report to the shareholders on the progress of the Company along with a discussion period. I look forward to seeing you at the Annual Meeting and hope you will make plans to attend. Whether or not you plan to attend the meeting, I urge you to sign, date and return your proxy in the addressed envelope enclosed for your convenience so that as many shares as possible may be represented at the meeting. No postage is required if the envelope is mailed in the United States.

Sincerely,


/s/ A. A. Pease
-------------------------------------
Alfred A. Pease
Chairman of the Board of Directors,
President and Chief Executive Officer

                                (PERCEPTRON LOGO)
                              the focus on process

                                   ----------

                                PERCEPTRON, INC.
                NOTICE OF THE 2005 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD DECEMBER 5, 2005

                                   ----------

     The Annual Meeting of Shareholders of Perceptron, Inc., a Michigan corporation, will be held on Monday, December 5, 2005, at 9:00 a.m., local time, at 47827 Halyard Drive, Plymouth, Michigan 48170 for the following purposes:

     1. To elect eight directors to serve until the 2006 Annual Meeting of Shareholders and until their successors are elected and qualified.

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on October 14, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A certified list of shareholders entitled to vote at the meeting will be available for examination by any shareholder during the meeting at the corporate offices at 47827 Halyard Drive, Plymouth, Michigan 48170.

     A copy of the 2005 Annual Report for the fiscal year ended June 30, 2005 and Proxy Statement accompanies this notice.

                                        By the Order of the Board of Directors


                                        /s/ David W. Geiss
                                        ----------------------------------------
                                        David W. Geiss, Secretary

47827 Halyard Drive
Plymouth, Michigan 48170
October 24, 2005

     THE VOTE OF EVERY SHAREHOLDER IS IMPORTANT, AND YOUR COOPERATION IN PROMPTLY RETURNING YOUR MARKED, DATED AND SIGNED PROXY WILL BE APPRECIATED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. YOUR PROXY WILL, HOWEVER, HELP TO ASSURE A QUORUM AND TO AVOID ADDED PROXY SOLICITATION COSTS.

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                                PERCEPTRON, INC.
                       2005 ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD AT 9:00 A.M. ON DECEMBER 5, 2005

                                   ----------

                                  INTRODUCTION

     This Proxy Statement and the accompanying Notice of the 2005 Annual Meeting of Shareholders, 2005 Annual Report and proxy card are furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Perceptron, Inc., a Michigan corporation ("Company"). The proxies are being solicited for use at the 2005 Annual Meeting of Shareholders ("Annual Meeting") of the Company to be held at the corporate offices of the Company on Monday, December 5, 2005, at 9:00 a.m., local time, and at any adjournment of that meeting. The corporate offices of the Company are located at 47827 Halyard Drive, Plymouth, Michigan 48170, and the Company's telephone number is (734) 414-6100. The Company expects that this Proxy Statement and the accompanying materials will be first sent or given to shareholders on or about October 27, 2005.

     Only shareholders of record of the Company's Common Stock, $0.01 par value ("Common Stock") at the close of business on October 14, 2005 ("Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Shareholders of record on the Record Date are entitled to one vote per share on any matter that may properly come before the Annual Meeting. As of the Record Date, there were 8,810,047 shares of Common Stock outstanding and entitled to vote. The Company has no other class of stock outstanding. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. See "Further Information - Share Ownership of Management and Certain Shareholders" for a description of the beneficial ownership of the Common Stock.

     Directors, officers and other employees of the Company may solicit, without additional compensation, proxies by any appropriate means, including personal interview, mail, telephone, courier service and facsimile transmissions. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company's Common Stock to forward proxy soliciting material to the beneficial owners of such shares and the Company will reimburse such record holders for their reasonable expenses incurred in connection therewith. The cost of soliciting proxies, including the preparation, assembling and mailing of the Notice of the 2005 Annual Meeting of Shareholders, the Proxy Statement, the 2005 Annual Report and the accompanying proxy card, as well as the cost of forwarding such material to the beneficial owners of Common Stock, will be borne by the Company. Only one Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request from a shareholder who shares an address with another shareholder, the Company shall deliver a separate copy of the Proxy Statement and Annual Report. In the future, shareholders can call or write the Company for a separate annual report or proxy statement at (734) 414-6100 or 47827 Halyard Drive, Plymouth, MI 48170-2461. Similarly, those shareholders who share an address and wish to receive only one copy of the annual report or proxy statement when they are receiving multiple copies can also call or write the Company at the number and address given above.

     Shares represented by a duly executed proxy, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions of the shareholder thereon if the proxy is received by the Company before the close of business on December 2, 2005. Shares represented by a proxy received after December 2, 2005 will be voted if the proxy is received by the Company in sufficient time to permit the necessary examination and tabulation of the proxy before the vote of shareholders is taken. IF NO INSTRUCTIONS ARE MADE, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS NAMED IN THIS PROXY STATEMENT. A proxy also gives Messrs. Pease, Garber and Geiss discretionary authority, to the extent permitted by law, to vote all shares of Common Stock represented by the proxy on any other matter that is properly presented for action at the meeting;

however, the Board does not intend to present any other matters at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at the Company's corporate offices at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person, if the shareholder is a shareholder of record (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

     Abstentions, and withheld votes with respect to the election of directors, are counted only for purposes of determining whether a quorum is present at the 2005 Annual Meeting. Withheld votes will be excluded entirely from the vote on the election of directors and will therefore have no effect on the election. If a shareholder owns shares through a bank or broker in street name, the shareholder may instruct his or her bank or broker how to vote such shares. "Broker non-votes" occur when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary power to vote on that matter. The election of directors is considered a routine matter, so a bank or broker will have discretionary authority to vote such shares held in street name on that proposal. A broker non-vote may also occur if a broker fails to vote shares for any reason. Directors are elected by a plurality of the votes cast, so that only votes cast "for" directors are counted in determining which directors are elected.

                       MATTERS TO COME BEFORE THE MEETING

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

     At the Annual Meeting, Shareholders will be asked to elect a Board of eight directors to hold office, in accordance with the Bylaws of the Company, until the 2006 annual meeting and until the election and qualification of their successors, or until their resignation or removal. The following table sets forth information regarding the nominees for election to the Company's Board. The Board recommends a vote FOR each of the nominees for election. The shares represented by properly executed proxies will be voted in accordance with the specifications made therein. PROXIES WILL BE VOTED "FOR" THE ELECTION OF SUCH NOMINEES UNLESS THE SPECIFICATION IS MARKED ON THE PROXY INDICATING THAT AUTHORITY TO DO SO IS WITHHELD. If a nominee is unable to serve or, for good cause, will not serve, the proxy confers discretionary authority to vote with respect to the election of any person to the Board. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected to the Board. Shares may not be voted cumulatively for the election of directors.

     The nominees named below have been selected by the Board of the Company. Each of the nominees is currently a director of the Company. The following information with regard to business experience has been furnished by the respective nominees for director.

                                        POSITION, PRINCIPAL OCCUPATIONS
        NAME AND AGE                        AND OTHER DIRECTORSHIPS
        ------------                    -------------------------------
David J. Beattie, 63.......    Director since 1997. Mr. Beattie was President of
                               McNaughton - McKay Electric Company ("MME") from
                               February 2001 to December 2004, and prior to that
                               time, from September 2000 to February 2001, was
                               Chief Operating Officer of MME. MME is a
                               distributor of industrial automation products and
                               services.

Kenneth R. Dabrowski, 62...    Director since 1999. Mr. Dabrowski has been
                               President of the Durant Group, L.L.C., a
                               management consulting firm, since December 2000,
                               and has been a member of the faculty at
                               Massachusetts Institute of Technology since June
                               1999. Mr. Dabrowski was Vice President, Quality
                               and Process Leadership, Ford Automotive
                               Operations of Ford Motor Company from September
                               1996 to January 1999 where he had global
                               responsibility for information technology,
                               process reengineering, corporate and supplier
                               quality and customer satisfaction.

Philip J. DeCocco, 67......    Director since 1996. Mr. DeCocco has been
                               President of Sturges House, Inc., a company
                               founded by Mr. DeCocco, since 1983. Sturges
                               House, Inc. offers executive recruiting and
                               management consulting services in human
                               resources, strategic planning, executive
                               development and organization design and
                               development to various companies.

W. Richard Marz, 62........    Director since 2000. Mr. Marz has been a
                               Technical Consultant to LSI Logic Corporation
                               ("LSI") since August 2005, and prior to that time
                               he was Executive Vice President, Worldwide
                               Strategic Marketing (December 2003 to August
                               2005), Executive Vice President, Communications
                               and ASIC Technology (February 2002 to December
                               2003), Executive Vice President, ASIC Technology
                               (July 2001 to February 2002), and Executive Vice
                               President, Geographic Markets (May 1996 to July
                               2001), of LSI. LSI is a semiconductor
                               manufacturer.

Robert S. Oswald, 64.......    Director since 1996. Mr. Oswald has been
                               Chairman, Bendix Commercial Vehicle Systems, LLC,
                               a manufacturer of air brakes and other safety
                               systems, since October 2003 and served as
                               Chairman and Chief Executive Officer from March
                               2002 to September 2003. Mr. Oswald was Chairman,
                               President and Chief Executive Officer of Robert
                               Bosch Corporation, a manufacturer of automotive
                               components and systems, and a member of the Board
                               of Management of Robert Bosch, GmbH from July
                               1996 to December 2000.

Alfred A. Pease, 59........    Director since 1996 and Chairman of the Board
                               since July 1996. Since February 1996, Mr. Pease
                               has been President and Chief Executive Officer of
                               the Company.

James A. Ratigan, 57.......    Director since 2003. Since August 2003, Mr.
                               Ratigan has been an independent consultant
                               providing consultative services to several
                               specialty pharmaceutical and biotechnology
                               companies. From June 1997 to August 2003, Mr.
                               Ratigan was Executive Vice President, Chief
                               Financial Officer and Secretary of Orapharma,
                               Inc., a specialty pharmaceutical company that was
                               acquired by Johnson and Johnson, Inc. Mr. Ratigan
                               was a director of the Company from 1989 to 1996
                               and served as the Company's Chief Operating
                               Officer from May 1994 to April 1996 and Chief
                               Financial Officer from December 1993 to June
                               1996.

Terryll R. Smith, 55.......    Director since 1996. Mr. Smith has been President
                               and Chief Executive Officer of Novation
                               Environmental Technologies Inc., a water
                               purification company, since January 2000.

                        BOARD OF DIRECTORS AND COMMITTEES

     The Board is responsible for direction of the overall affairs of the Company. Directors of the Company are elected to serve until their successors are elected. The Board and each committee thereof meet formally from time to time and also take action by consent resolutions. During the fiscal year ended June 30, 2005, the Board met a total of ten times. All of the current directors who are standing for re-election, except for Mr. Beattie, attended at least 75% of the total meetings of the Board, and of any committee on which they served, held during the period in fiscal 2005 in which they served as directors or members of any such committees. The Company's policy is that each director is strongly encouraged to attend the Annual Meeting of Shareholders if reasonably possible. All of the directors, except one, attended the 2004 Annual Meeting of Shareholders.

     The Board has delegated certain authority to an Audit Committee, a Management Development, Compensation and Stock Option Committee and a Nominating and Corporate Governance Committee to assist it in executing its duties. The Board has adopted charters for each of these Committees. The charters are available on the Company's website at www.perceptron.com. The Board determined that all of the directors, other than Mr. Pease, are "independent directors" as defined in Marketplace Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. ("Nasdaq"). The composition and principal functions of each Committee are as follows:

     Audit Committee. The Audit Committee is currently comprised of three outside members of the Board: Messrs. Oswald, Ratigan and Smith. The Board determined that all of the members of the Audit Committee are independent as required by the rules of the Securities and Exchange Commission ("SEC") and Nasdaq listing standards for audit committee members. In addition, the Board determined that Mr. Ratigan qualified as an "audit committee financial expert" as defined by applicable SEC rules and that each of the Audit Committee members satisfies all other qualifications for Audit Committee members set forth in the applicable Nasdaq rules. The Audit Committee held five meetings in fiscal 2005.

     The Board approved and adopted the Audit Committee's revised charter on February 9, 2004. The charter in its current form was last provided to shareholders as an appendix to the Company's Proxy Statement dated October 25, 2004 and is also available on the Company's website at www.perceptron.com. The Audit Committee's primary responsibilities include the following: (i) oversee the Company's financial reporting process on behalf of the Board; (ii) review, appoint, compensate, retain and oversee the accounting firm to be appointed as the Company's independent registered public accounting firm; (iii) review in advance the nature and extent of all services provided to the Company by its independent registered public accounting firm; (iv) review of the independence of the Company's independent registered public accounting firm; (v) review the scope, purpose and procedures of the audit; (vi) review the Company's annual earnings press release, the audited financial statements and the proposed footnotes to be included in the Company's Annual Report on Form 10-K with management and the auditors and report annually to the Board whether the Audit Committee recommends to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for filing with the SEC;
(vii) review with such auditors its experience, findings and recommendations upon completion of the audit and receive from the auditors their required communications under generally accepted auditing standards; (viii) review of the Company's quarterly earnings releases and financial statements with management and the auditors; (ix) review of the Company's Quarterly Reports on Form 10-Q for filing with the SEC; (x) review of proxy statement when authority is delegated by the Board; (xi) review the adequacy of the Company's internal accounting procedures and financial controls and management's report on internal control over financial reporting required by applicable SEC rules; (xii) oversee compliance by the Company with legal and regulatory requirements; (xiii) establish procedures for receipt, retention and handling of complaints and concerns regarding financial matters; (xiv) act as the Qualified Legal Compliance Committee; (xv) review and approve any related party transactions;
(xvi) monitor the Company's risk management activities; (xvii) review performance of finance and account department; and (xviii) review and reassess annually the adequacy of the Audit Committee's charter and performance.

     Management Development, Compensation and Stock Option Committee. The Management Development, Compensation and Stock Option Committee ("Management Development Committee") is currently comprised of three outside members of the
Board: Messrs. Beattie, DeCocco and Marz. The Management Development Committee's primary responsibilities include the following: (i) review the Company's compensation programs; (ii) establish and administer the compensation programs for the Company's officers; (iii) administer the Company's stock-based compensation plans; (iv) review and recommend compensation for service on the Board; (v) provide a committee report for inclusion in the Company's proxy statement; (vi) monitor the Company's succession planning; and (vii) review and reassess annually the adequacy of the Management Development Committee's charter and performance. The Management Development Committee held nine meetings in fiscal 2005.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee ("Nominating Committee") is currently comprised of three outside members of the Board: Messrs. DeCocco, Dabrowski and Marz. The Board determined that all members of the Nominating Committee are independent as required by the Nasdaq listing standards for nominating committee members.

     The Nominating Committee's primary responsibilities include the following:
(i) establish criteria for the selection of new Board members; (ii) conduct searches and interviews for individuals qualified to become Board members; (iii) make recommendations to the Board regarding director nominees to stand for election as directors at each annual meeting of shareholders or to fill vacancies on the Board; (iv) recommend to the Board the directors to serve on the standing committees of the Board and the structure and functions of such committees; (v) develop policies and procedures for Board consideration of shareholder recommendations of Board nominees and handling of shareholder proposals; (vi) develop a process for shareholders to communicate with the Board; (vii) advise Board on corporate governance matters, including development, review and assessment of corporate governance principles; (viii) oversee the Board and committee self evaluation process; (ix) evaluate independence of each Board member and (x) review and reassess annually the adequacy of the Nominating Committee's charter and performance.

     The Nominating Committee may use various methods to identify director candidates, including recommendations from existing Board members, management, shareholders, professionals and other sources outside the Company, which could include third party search firms. The Nominating Committee will evaluate and screen the list of potential nominees and narrow the list to individuals they believe best satisfy the needs of the Company, with a strong preference given to the continuation of the current Board members. The Nominating Committee will conduct interviews and gather additional information concerning the individuals. Based on the foregoing, the Nominating Committee will recommend to the Board the number of members of the Board to be elected at the next annual meeting of shareholders of the Company and the persons to be nominated for election to the Board. Director candidates need not possess any specific minimum qualifications. Rather, a candidate's suitability for nomination and election to the Board will be evaluated in light of the portfolio of skills, experience, perspective and background required for the effective functioning of the Board. Among the desired qualities that the Nominating Committee will consider are: (i) high ethical character; (ii) practical intelligence and judgment, an inquiring mind and a good range of problem solving skills; (iii) independence; (iv) ability to work in a collaborative culture; (v) high-level leadership experience and personal achievement; (vi) prior Board experience or experience advising or reporting to Boards preferably of a publicly traded company; (vii) sufficient personal commitment and time to devote to responsibilities as a director; and
(viii) capacity and desire to represent the balanced best interests of the shareholders as a whole.

     The Nominating Committee will consider candidates recommended by shareholders using the same procedures and standards utilized for evaluating candidates recommended by other sources except that the Nominating Committee will not consider a director nominee proposed by a shareholder if (i) the shareholder does not submit the required information timely (see "Shareholder Proposals and Nominees for 2006 Annual Meeting - Shareholder Nominees"); (ii) the shareholder or group of shareholders proposing the director nominee do not beneficially own, in the aggregate, more than 5% of the Company's Common Stock, with the Common Stock used to satisfy this requirement owned for at least one year prior to the date of the recommendation, or (iii) the shareholder proposes as the nominee himself or herself, or an affiliate or affiliated party. See "Shareholder Proposals and Nominees for 2006 Annual Meeting - Shareholder Nominees" for a description of the procedures to be used by shareholders to submit recommendations of possible director nominees to the Nominating Committee. The Nominating Committee held three meetings in fiscal 2005.

             SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Shareholders desiring to communicate with the Board or any individual director may send communications to the Board in writing by mail addressed to the Board of Directors or an individual director, c/o General Counsel, Perceptron, Inc., 47827 Halyard Drive, Plymouth, MI 48170 or by e-mail addressed to boardofdirectors@perceptron.com.

                                 CODE OF ETHICS

     The Company has adopted a Code of Business Conduct and Ethics ("Code of Ethics") that applies to the Company's directors, executive officers and other employees. The Code of Ethics is available on the Company's website at www.perceptron.com. Shareholders may also obtain a written copy of the Code of Ethics, without charge, by sending a written request to the Investor Relations Department, Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170. The Company will disclose any amendments to, or waivers from, the provisions of the Code of Ethics applicable to the directors or executive officers on the Company's website.

     Certain information relating to corporate governance matters can be viewed at www.perceptron.com. There the Company makes available, free of charge, its
(i) charters for the Audit Committee, Management Development, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee and
(ii) Code of Ethics. The Company intends to post additional information on this website from time to time as the Board adopts or revises policies and procedures. The information found on the Company's website is not part of this or any report the Company files with, or furnishes to, the SEC.

                             AUDIT COMMITTEE REPORT

     In accordance with its revised charter, which was approved and adopted by the Board on February 9, 2004, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Board, the Company's independent registered public accounting firm and the financial management of the Company.

     The Audit Committee received from the independent registered public accounting firm and reviewed a formal written statement describing all relationships between the firm and the Company that might bear on the firm's independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

     The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section
380), as may be amended or supplemented, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm's examination of the financial statements.

     The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements of the Company as of and for the fiscal year ended June 30, 2005, including the quality of accounting principles and significant judgments affecting the financial statements.

     Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended June 30, 2005 for filing with the Securities and

Exchange Commission. Further, the Audit Committee approved the engagement of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ended June 30, 2006.

AUDIT COMMITTEE: James A. Ratigan, Chairman
                 Robert S. Oswald
                 Terryll R. Smith

                               FURTHER INFORMATION

                               EXECUTIVE OFFICERS

     The officers listed below were appointed by the Board and serve in the capacities indicated. Executive officers are normally appointed annually by the Board and serve at the pleasure of the Board.

        NAME AND AGE                   POSITION AND PRINCIPAL OCCUPATIONS
        ------------           -------------------------------------------------
Alfred A. Pease, 59.........   President and Chief Executive Officer since
                               February 1996. Mr. Pease's business experience is
                               described under "Proposal 1 -- Election of
                               Directors."

Wilfred J. Corriveau, 52 ...   Mr. Corriveau has been Senior Vice President -
                               Global Automotive Business of the Company since
                               September 2000.

John J. Garber, 63..........   Mr. Garber has been Vice President - Finance and
                               Chief Financial Officer of the Company since
                               February 1999.

Harry T. Rittenour, 59......   Mr. Rittenour has been Senior Vice President -
                               Product Production and Quality since May 2001.
                               Prior to that, he was Senior Vice President -
                               Industrial Businesses Segment from May 2000 until
                               May 2001.

             SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Common Stock by each person known by management of the Company to be the beneficial owner of more than five percent of its outstanding Common Stock. The number of shares reported is as of the dates indicated in the footnotes below. The percentage of class is based on 8,810,047 shares of Common Stock outstanding on October 14, 2005. The information as to each person has been furnished by such person and, except as where otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

                  NAME AND ADDRESS                    AMOUNT AND NATURE OF    PERCENT
                OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP   OF CLASS
                -------------------                   --------------------   --------
Dimensional Fund Advisors Inc.
   1299 Ocean Avenue, 11th Floor
   Santa Monica, California 90401 .................        669,418(1)          7.60
FMR Corp., Fidelity Management & Research
   Company, Fidelity Low Priced Stock Fund,
   Edward C. Johnson 3d and Abigail P. Johnson
   82 Devonshire Street
   Boston, Massachusetts 02109 ....................        743,434(2)          8.44
Nicusa Capital Partners, L.P.
   20 Exchange Place, 38th Floor
   New York, New York 10005 .......................        447,398(3)          5.08
Alfred A. Pease
   47827 Halyard Drive
   Plymouth, Michigan 48170 .......................        665,053(4)          7.09
Royce & Associates, Inc.,
   1414 Avenue of the Americas
   New York, New York 10019 .......................        546,000(5)          6.20

Richard L. Scott
   700 11th Street S, Suite 101
   Naples, Florida 34102 ..........................        446,880(6)          5.07

----------
(1) Based upon its statement on Schedule 13G dated and filed with the SEC on February 9, 2005, Dimensional Fund Advisors Inc. has sole power to vote and dispose of 669,418 shares of Common Stock. Further, based upon its statement on Schedule 13G, the shares of Common Stock are beneficially owned by investment companies, trusts and accounts which are advised by Dimensional Fund Advisors Inc. and none of which own more than 5% of the shares of Common Stock. Dimensional Fund Advisors Inc. disclaims beneficial ownership of such shares of Common Stock.

(2) Based upon its Form N-CSR dated and filed with the SEC on September 28, 2005, Fidelity Low-Priced Stock Fund ("Fund") is the owner of 743,434 shares of Common Stock as of July 31, 2005. Further, based upon its statement on Schedule 13G dated February 16, 2004 and filed with the SEC on February 17, 2004, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of the shares of Common Stock as a result of acting as an investment adviser to various investment companies including the Fund. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Fund each has sole power to dispose of the shares of Common Stock. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund's Board of Trustees. Fidelity carries out the voting of the shares of Common Stock under written guidelines established by the Fund's Board of Trustees. Edward C. Johnson 3d and Abigail P. Johnson each own in excess of 10% of the aggregate outstanding voting stock of FMR Corp.

(3) Based upon its statement on Schedule 13G dated October 14, 2005 and filed with the SEC on October 17, 2005, Nicusa Capital Partners, L.P. has sole power to vote and dispose of 447,398 shares of Common Stock.

(4) Includes options to purchase 572,534 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of October 14, 2005.

(5) Based upon its statement on Schedule 13G dated and filed with the SEC on February 2, 2005, Royce & Associates, Inc. ("Royce") has sole power to vote and dispose of 546,000 shares of Common Stock.

(6) Based upon his statement on Schedule 13D dated and filed with the SEC on October 20, 2005, Richard L. Scott has sole power to vote and dispose of 446,880 shares of Common Stock. Further, based upon his statement on
     Schedule 13D, Mr. Scott indicates that the shares of Common Stock were purchased by three different entities controlled by him.

BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to beneficial ownership of the Common Stock by each of the directors and director nominees, the persons named in the Summary Compensation Table and by all directors and executive officers as a group as of October 14, 2005, unless otherwise indicated. The information as to each person has been furnished by such person and, except as where otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

                                                 AMOUNT AND NATURE OF    PERCENT
          NAME OF BENEFICIAL OWNER (1)           BENEFICIAL OWNERSHIP   OF CLASS
          ----------------------------           --------------------   --------
David J. Beattie (2)(3) .......................            11,600             *
Kenneth R. Dabrowski (2)(4) ...................            74,151             *
Philip J. DeCocco (2)(5) ......................            54,042             *
W. Richard Marz (2)(6) ........................            49,583             *
Robert S. Oswald (2)(7) .......................            68,689             *
Alfred A. Pease (2)(8) ........................           665,053         7.09%
James A. Ratigan (2)(9) .......................            16,000             *
Terryll R. Smith (2)(10) ......................             7,500             *
Wilfred J. Corriveau (11) .....................           138,827         1.56%
John J. Garber (12) ...........................           101,867         1.15%
Harry T. Rittenour (13) .......................           126,200         1.41%
Peter J. Chatel (14) ..........................                --             *
Directors and executive officers as a group
   (11 persons)(15) ...........................         1,313,512        13.43%

----------
*    Less than 1% of class

(1) To the best of the Company's knowledge, based on information reported by such directors and officers or contained in the Company's shareholder records.

(2)  Serves as a member of the Board of the Company.

(3) Includes options to purchase 10,500 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of October 14, 2005.

(4) Includes options to purchase 27,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of October 14, 2005.

(5) Includes options to purchase 23,500 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of October 14, 2005.

(6) Includes options to purchase 24,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of October 14, 2005.

(7) Includes options to purchase 13,500 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of October 14, 2005.

(8) Includes options to purchase 572,534 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of October 14, 2005.

(9) Represents options to purchase 16,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of October 14, 2005.

(10) Represents options to purchase 7,500 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of October 14, 2005.

(11) Includes options to purchase 71,250 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of October 14, 2005.

(12) Includes options to purchase 75,500 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of October 14, 2005.

(13) Includes options to purchase 126,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of October 14, 2005.

(14) Peter J. Chatel resigned as Senior Vice President - New Market Business in September 2005.

(15) Includes options to purchase 967,284 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of October 14, 2005.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the SEC. Directors, officers and greater than ten percent shareholders are required by the SEC to furnish the Company with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during the Company's last fiscal year. To the Company's knowledge, all of these filing requirements were satisfied during the Company's last fiscal year by the Company's officers, directors and ten percent shareholders, except to the extent previously reported in a Company proxy statement. In making this statement, the Company has relied solely on the written representations of its directors, officers and ten percent shareholders and copies of the reports that have been filed with the SEC.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     All of the members of the Board who are not employed by the Company (the "Eligible Directors") will receive an annual retainer of $20,000, paid quarterly in the amount of $5,000. All Eligible Directors receive $1,250 for each Board meeting attended. In addition, directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings.

     Eligible Directors are also eligible to participate in the Company's 2004 Stock Incentive Plan (the "2004 Plan"), which replaced the Directors Stock Option Plan (the "Directors Plan"). The Management Development Committee or, if there is no such committee or similar committee, the Board, administers the 2004 Plan. Unless otherwise specified in the 2004 Plan, the Management Development Committee has the power to select the recipients of awards under the 2004 Plan, including Eligible Directors, and has broad power to determine the terms of awards and to change such terms in various ways subsequent to grant. The 2004 Plan permits grants to Eligible Directors of nonqualified stock options, indexed options, restricted stock, restricted stock units, stock appreciation rights, performance share awards, including cash, and deferred stock units at any time prior to October 22, 2014. The exercise price for a nonqualified stock option, other than an indexed option, will be not less than 100% of the fair market value of Common Stock on the date of grant. Fair market value means for purposes of determining the value of Common Stock on the grant date the average of the closing sales prices of the Common Stock on Nasdaq (or, if there have been no sales on Nasdaq on any such day, the average of the closing high bid and low asked prices on Nasdaq at the end of such day) for the five (5) consecutive trading days on Nasdaq immediately preceding the grant date. No stock grants were made to Eligible Directors in the fiscal year ended June 30, 2005 under the 2004 Plan.

     The 2004 Plan also permits Eligible Directors to purchase shares of Common Stock through the 2004 Plan in exchange for all or a portion of the cash fees payable to them for serving as a director of the Company ("Directors Stock Purchase Rights Option"). By December 31 of each year, a director must make his or her election to purchase shares of Common Stock in exchange for all or a portion of a director's fees payable from December 1 of that year to December 1 of the next year.

     Directors fees are payable in cash on March 1, June 1, September 1 and December 1 of each year. On each of these dates, the Company will determine the number of shares of Common Stock each Director who has elected to participate in the Directors Stock Purchase Rights Option has earned on that date. This determination will be made by dividing all director's fees payable on each of those dates which the Director has elected to exchange for Common Stock, by the fair market value of the Common Stock on that date. Any portion of the director's fees payable on each of those dates which the Director has not elected to receive in Common Stock will be paid to the Director in cash. The fair market value of the Common Stock will be determined by using the average of the closing sales price of the Common Stock on the Nasdaq for the five consecutive trading days immediately preceding the date of determination. The Company will issue share certificates for all shares of Common Stock purchased in a calendar year by December 15th of such year unless a director requests by written notice to the Company to receive his or her share certificate at any time during the year.

     The Directors Plan was cancelled as to future grants beginning on the day following the 2004 Annual Meeting of Shareholders. Prior to such cancellation, all Eligible Directors who were first elected or appointed after February 9, 1995 received an Option to purchase 15,000 shares of Common Stock on the date of his election or appointment ("Initial Option"). In addition, each Eligible Director who was a director for six months before the date of each Annual Meeting of Shareholders held during the term of the Directors Plan automatically was granted, as of the date of such Annual Meeting, including the 2004 Annual Meeting, an option to purchase an additional 3,000 shares of Common Stock (an "Annual Option"). The exercise price of options granted under the Directors Plan was determined by using the average of the closing sales price of the Common Stock on the Nasdaq for the last five (5) consecutive trading days on the Nasdaq immediately preceding the date of grant. Each option granted under the Directors Plan as an Initial Option became exercisable in full on the first anniversary of the date of grant. Options granted as Annual Options became exercisable in three annual increments of 33 1/2% of the shares subject to the option. The exercisability of such options is accelerated in the event of the occurrence of certain changes in control of the Company. All options granted under the Plan are exercisable for a period of ten years from the date of grant, unless earlier terminated due to the termination of the Eligible Director's service as a director of the Company. In addition, prior to the approval of the 2004 Plan, Eligible Directors could purchase shares of Common Stock through the Directors Plan in exchange for all or a portion of the cash fees payable to them for serving as a director of the Company, on terms similar to the Directors Stock Purchase Rights Option.

EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information as to compensation paid by the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended June 30, 2005, June 30, 2004 and June 30, 2003 to (i) the Company's Chief Executive Officer and (ii) the Company's executive officers at June 30, 2005 (other than the Chief Executive Officer) whose aggregate annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                   ANNUAL COMPENSATION                   COMPENSATION AWARDS
                                     -----------------------------------------------  ------------------------
              NAME AND                                              OTHER ANNUAL          SECURITIES UNDER-         ALL OTHER
         PRINCIPAL POSITION          YEAR  SALARY ($)  BONUS ($)  COMPENSATION $)(1)    LYING OPTIONS (#)(2)    COMPENSATION ($)
         ------------------          ----  ----------  ---------  ------------------  ------------------------  ----------------
Alfred A. Pease, President, Chief    2005    306,250    21,804             0          100,000 (50,000 of which      15,867(3)
Executive Officer and Chairman of                                                     were cancelled on
the Board..........................                                                   11/5/04(2)
                                     2004    292,250   182,493             0          100,000                       14,752(4)
                                     2003    277,500   178,463             0          50,000                        13,142(5)

Wilfred J. Corriveau,                2005    217,500    14,276             0          50,000(25,000 of which        11,718(3)
Senior Vice President Global                                                          were cancelled on
Automotive Business (6)............                                                   11/5/04(2)
                                     2004    208,500   118,294             0          30,000                         9,718(4)
                                     2003    195,750   133,255(6)          0          25,000                         8,720(5)

John J. Garber, Vice President       2005    186,917    12,509             0          30,000(15,000 of which        10,693(3)
Finance and Chief Financial                                                           were cancelled on
Officer............................                                                   11/5/04(2)
                                     2004    179,500   104,553             0          20,000                         9,693(4)
                                     2003    173,875   104,446             0          15,000                         8,693(5)

Harry T. Rittenour,                  2005    167,833    11,013             0          50,000(25,000 of               6,883(3)
Senior Vice President Product                                                         which were cancelled on
Production and Quality.............                                                   11/5/04(2)
                                     2004    161,000    92,007             0          30,000                         2,833(4)
                                     2003    152,250    88,087             0          25,000                         2,383(5)

Peter J. Chatel,                     2005    119,000    20,027(7)          0          50,000                        27,837(3)
Former Senior Vice President New
Market Business (7)................

----------
(1) Perquisites and other personal benefits were provided to all of the persons named in the Summary Compensation Table. In accordance with SEC rules, disclosure of such amounts is not required because such amounts were less than 10% of the total annual salary and bonuses reported for each of the respective individuals for each period presented.

(2) Included in the table are 50,000, 25,000, 15,000 and 25,000 options shares granted to Messrs. Pease, Corriveau, Garber and Rittenour, respectively, in fiscal 2005 that, because of a technical issue, they voluntarily cancelled in fiscal 2005 and for which replacement options for 50,000, 25,000, 15,000 and 25,000 were issued to them, respectively, in fiscal 2005 on the same terms.

(3) "All Other Compensation" is comprised of (i) contributions made by the Company to the accounts of the named executive officers under the Company's 401(k) Plan with respect to the fiscal year ended June 30, 2005 as follows:
     Mr. Pease $9,000; Mr. Corriveau $9,000; Mr. Garber $8,500; and Mr. Rittenour $5,700; (ii) the dollar value of any life insurance premiums paid by the Company in the fiscal year ended June 30, 2005 with respect to term life insurance for the benefit of the named executives as follows: Mr. Pease $6,867; Mr. Corriveau $2,718; Mr. Garber $2,193; Mr. Rittenour $1,183; and Mr. Chatel $650; and (iii) temporary housing, moving, travel and other expenses related to Mr. Chatel's relocation to Michigan totaling $15,336 and reimbursements for closing costs in the amount of $11,851 related to Mr. Chatel's purchase of a new residence in fiscal 2005 following his relocation to Michigan.

(4) "All Other Compensation" is comprised of (i) contributions made by the Company to the accounts of the named executive officers under the Company's 401(k) Plan with respect to the fiscal year ended June 30, 2004 as follows:
     Mr. Pease $8,000; Mr. Corriveau $7,000; Mr. Garber $7,500; and Mr. Rittenour $1,650; (ii) the dollar value of any life insurance premiums paid by the Company in the fiscal year ended June 30, 2004 with respect to term life insurance for the benefit of the named executives as follows: Mr. Pease $6,752; Mr. Corriveau $2,718; Mr. Garber $2,193; and Mr. Rittenour $1,183.

(5) "All Other Compensation" is comprised of (i) contributions made by the Company to the accounts of the named executive officers under the Company's 401(k) Plan with respect to the fiscal year ended June 30, 2003 as follows:
     Mr. Pease $7,500; Mr. Corriveau $6,002; Mr. Garber $6,500; and Mr. Rittenour $1,200; (ii) the dollar value of any life insurance premiums paid by the Company in the fiscal year ended June 30, 2003 with respect to term life insurance for the benefit of the named executives as follows:
     Mr. Pease $5,642; Mr. Corriveau $2,718; Mr. Garber $2,193; and Mr. Rittenour $1,183.

(6) Mr. Corriveau's bonus amount includes $20,000 that represents the last installment on a $60,000 signing bonus that was payable $20,000 at hire date and $20,000 at each of the next two employment anniversary dates when he became Senior Vice President - Global Automotive Business in August 2000.

(7) Mr. Chatel's bonus amount includes $12,000 that represents two installments on a $30,000 signing bonus that was payable in five installments of $6,000 on the first, sixth, twelfth, eighteenth, and twenty-fourth months of employment when he became Senior Vice President New Market Business in November 2004. Mr. Chatel resigned as Senior Vice President New Market Business in September 2005.

GRANTS OF OPTIONS

     The following tables set forth certain information concerning individual grants of stock options to each of the persons named in the Summary Compensation Table made during the fiscal year ended June 30, 2005. All grants described in the following tables were made under the Company's 1992 Stock Option Plan and contain the Option Acceleration Provision (as defined under "Further Information -- Compensation of Directors and Officers -- Executive Officers -- Termination of Employment and Change of Control Arrangements").

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                   INDIVIDUAL GRANTS                                        VALUE AT ASSUMED
                         -------------------------------------                            ANNUAL RATES OF STOCK
                             NUMBER OF       PERCENT OF TOTAL                            PRICE APPRECIATION FOR
                             SECURITIES     OPTIONS GRANTED TO  EXERCISE OR                  OPTION TERM (3)
                         UNDERLYING OPTION     EMPLOYEES IN      BASE PRICE  EXPIRATION  ----------------------
          NAME               GRANTED (#)       FISCAL YEAR (1)     ($/SH)     DATE (2)       5%($)    10%($)
          ----           -----------------  ------------------  -----------  ----------     -------  -------
Alfred A. Pease........      50,000               13.15%            6.71      Cancelled          --       --
                                                                              11/5/2004
                             50,000(4)            13.15%            6.71      9/30/2014     208,371  526,559

Wilfred J. Corriveau...      25,000                6.57%            6.71      Cancelled          --       --
                                                                              11/5/2004
                             25,000(5)             6.57%            6.71      9/30/2014     104,185  263,279

John J. Garber.........      15,000                3.94%            6.71      Cancelled          --       --
                                                                              11/5/2004
                             15,000(6)             3.94%            6.71      9/30/2014      62,511  157,968

Harry T. Rittenour.....      25,000                6.57%            6.71      Cancelled          --       --
                                                                              11/5/2004
                             25,000(7)             6.57%            6.71      9/30/2014     104,185  263,279

Peter J. Chatel........      50,000(8)            13.15%            6.87      Cancelled          --       --
                                                                              9/9/2005

----------
(1) Options to purchase a total of 380,350 shares of Common Stock were granted to team members in the fiscal year ended June 30, 2005.

(2) Options expire on the date indicated, or, if earlier, one year after the optionee's death or permanent disability or three months after the optionee's termination of employment. Because of a technical issue, certain options issued effective October 1, 2004, that originally expired on September 30, 2014, were voluntarily cancelled by Messrs. Pease, Corriveau, Garber and Rittenour on November 5, 2004. Thereafter, new options were issued to these persons on identical terms as reported in the next reported grant contained in this table.

(3) Represents the value of such options at the end of its ten year term (without discounting to present value) assuming the market prices of the Common Stock appreciates from the grant date at an annually compounded rate of 5% or 10%. These amounts represent rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

(4) Consists of 37,500 nonqualified options and 12,500 incentive stock options. Nonqualified options become exercisable in three annual installments of 12,500 shares of Common Stock beginning on October 1, 2005. The incentive stock options become exercisable in one installment of 12,500 shares of Common Stock on October 1, 2008.

(5) Consists of 2,180 nonqualified options and 22,820 incentive stock options. Nonqualified options become exercisable in two annual installments of 1,090 shares of Common Stock beginning on October 1, 2005. The incentive stock options become exercisable in two annual installments of 5,160 shares of Common Stock beginning October 1, 2005 and two annual installments of 6,250 beginning October 1, 2007.

(6) Consists of 15,000 incentive stock options. The incentive stock options become exercisable in four annual installments of 3,750 shares of Common Stock beginning October 1, 2005.

(7) Consists of 2,959 nonqualified options and 22,041 incentive stock options. Nonqualified options become exercisable in one installment of 2,192 shares of Common Stock on October 1, 2005 and one installment of 767 shares of Common Stock on October 1, 2006. The incentive stock options become exercisable in one installment of 4,058 shares of Common Stock on October 1, 2005, one installment of 5,483 shares of Common Stock on October 1, 2006, and two annual installments of 6,250 shares of Common Stock beginning October 1, 2007.

(8) Consists of 50,000 incentive stock options, which would have become exercisable in four annual installments of 12,500 shares of Common Stock beginning December 1, 2005 and were to expire on November 30, 2014. Mr. Chatel resigned as Senior Vice President New Market Business in September 2005 and therefore none of the options vested prior to his resignation.

EXERCISE AND VALUE OF OPTIONS

     The following tables set forth certain information concerning exercises of stock options during the fiscal year ended June 30, 2005 by each of the persons named in the Summary Compensation Table and the number of and the value of unexercised stock options held by such persons as of June 30, 2005 on an aggregated basis.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF
                                                               SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                              SHARES                            FISCAL YEAR-END (#)          FISCAL YEAR-END ($)(1)
                           ACQUIRED ON        VALUE         ---------------------------   ---------------------------
          NAME             EXERCISE (#)   REALIZED ($)(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ------------   ---------------   -----------   -------------   -----------   -------------
Alfred A. Pease ........           0                0         522,534        180,000       1,265,079       326,500
Wilfred J. Corriveau ...       6,250           32,188          51,250         66,250         172,988       110,338
John J. Garber .........       2,000            9,980          63,000         41,250         167,380        66,638
Harry T. Rittenour .....           0                0         106,000         64,500         282,615       100,625
Peter J. Chatel ........           0                0               0         50,000               0             0

----------
(1) Represents the total gain which would have been realized if all such options had been exercised on June 30, 2005.

(2) Represents the fair market value of the shares of Common Stock relating to exercised options, as of the date of exercise, less the exercise price of such options.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Mr. Pease serves in his present capacity pursuant to the terms of an employment agreement. Mr. Pease's agreement provides for an annual base salary, subject to increase at the discretion of the Management Development Committee, reimbursement of reasonable monthly club dues, benefits comparable to the Company's other executive officers, including life, disability and health insurance and the use of a Company leased automobile and an annual performance bonus target level of 60% of his base salary.

     The Company has also entered into severance agreements with Messrs. Pease, Corriveau, Garber and Rittenour. The severance agreement between the Company and Mr. Pease provides for, among other things, the payment of an amount of cash severance equal to one times his current annual base salary, as in effect immediately prior to his termination, a prorated portion of any bonus he would have earned for the year of termination had Mr. Pease been employed by the Company at the end of the applicable bonus period, and continuation of Company-provided health, welfare and car benefits for one year. The severance agreements between the Company and Messrs. Corriveau, Garber and Rittenour provide for, among other things, the payment of an amount of severance equal to six months of their current annual base salary, as in effect immediately prior to their termination, a prorated portion of any bonus they would have earned for the year of termination had they been employed by the Company at the end of the applicable bonus period, and continuation of Company-provided health, welfare and car benefits for six months. Severance is payable to Messrs. Pease, Corriveau, Garber and Rittenour only if they are terminated by the Company for any reason other than death, disability, or cause (as defined in the severance agreements).

     If the Company's executive officers are terminated by the Company for any reason other than death, disability or cause, or they resign for "Good Reason", six months prior to or within two years after a "Change in Control" of the Company, in lieu of the severance described in the prior paragraph, Mr. Pease will be entitled to an amount of severance equal to two times his current annual base salary, as in effect immediately prior to his termination, a prorated portion of his target bonus for the year of termination, based on the number of days worked in the year of termination, continuation of Company-provided health benefits until Mr. Pease becomes eligible for Medicare benefits and welfare and car benefits for two years and continued coverage under director and officer liability insurance policies, and Messrs. Corriveau, Garber and Rittenour will be entitled to an amount of severance equal to one times their current annual base salary, as in effect immediately prior to their termination, a prorated portion of their target bonus for the year of termination, based on the number of days worked in the year of termination, continuation of Company-provided health, welfare and car benefits for one year and continued coverage under director and officer liability insurance policies. The special severance expires three years from the date of the severance agreement, except that such expiration date shall be extended for consecutive one year periods, unless, at least 180 days prior to the expiration date, the Company notifies the executive in writing that it is not extending the term of these provisions. "Good Reason" is generally defined as the occurrence of any of the following events without the executive's written consent, if the executive terminates employment within one year following the occurrence of such event: (i) any reassignment of the executive to substantial duties materially inconsistent with the executive's position, duties, responsibilities and status with the Company immediately prior to the Change in Control or a substantial diminution in the executive's position, duties, responsibilities or status with the Company from his position, duties, responsibilities or status with the Company immediately prior to the Change in Control; provided that the fact that the Company is no longer a publicly traded company or the executive no longer has duties and responsibilities associated exclusively with a publicly traded company, such as SEC or stock exchange reporting responsibilities or investor or analyst relations responsibilities, shall not be deemed to be a reassignment of the executive to substantial duties materially inconsistent with the executive's position, duties, responsibilities and status with the Company immediately prior to the Change in Control or a substantial diminution in the executive's position, duties, responsibilities or status with the Company from his position, duties, responsibilities or status with the Company immediately prior to the Change in Control; (ii) any reduction in the executive's base salary or targeted incentive bonus or commissions in effect immediately prior to the Change in Control, or failure by the Company to continue any bonus, stock or other incentive plans in effect immediately prior to the Change in Control (without the implementation of comparable successor plans that provide comparable award opportunities/benefits), or any removal of the executive from participation in such aforementioned plans; (iii) the discontinuance or reduction in benefits to the executive under any qualified or nonqualified retirement or welfare plan maintained by the Company immediately prior to the Change in Control (without the implementation of comparable successor plans that provide comparable benefits), or the discontinuance of any fringe benefits or other perquisites that the Executive received immediately prior to the Change in Control (without the implementation of comparable successor plans that provide comparable benefits); (iv) required relocation of the executive's principal place of employment more than 50 miles from the executive's place of employment prior to the Change in Control; or (v) the Company's breach of any provision in the severance agreements, provided that the Company has not cured such breach within 10 days following written notice by the executive to the Company of such breach.

     Payments under the severance agreements, when aggregated with any other "golden parachute" amounts (defined under Section 280G of the Internal Revenue Code as compensation that becomes payable or accelerated due to a Change in Control) payable under this Agreement or any other plans, agreements or policies of the Company, shall not exceed the golden parachute cap under Sections 280G and 4999 of the Internal Revenue Code.

     Agreements relating to stock options granted under the 1992 Plan to each of the executive officers named in the Summary Compensation Table, as well as certain other officers of the Company, also provide that such options become immediately exercisable in the event that the optionee's employment is terminated without cause, or there is a diminishment of the optionee's responsibilities, following a Change of Control of the Company or, if, in the event of a Change of Control, such options are not assumed by the person surviving the Change of Control or purchasing the assets in the Change of Control ("Option Acceleration Provision").

     A "Change of Control" for purposes of the severance agreements and the 1992 Plan is generally defined as a merger of the Company in which the Company is not the survivor, certain share exchange transactions, the sale or transfer of all or substantially all of the assets of the Company, or any person or group of persons (as defined by Section 13(d) of the Exchange Act) acquires more than 50% of the Common Stock.

MANAGEMENT DEVELOPMENT, COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Management Development, Compensation and Stock Option Committee of the Board ("Management Development Committee") currently consists of Messrs. Beattie, DeCocco and Marz. Mr. Ratigan served on the Management Development Committee from December 2003 to October 2004. During fiscal 2005, no member of the Management Development Committee served as an officer or employee of the Company or any of its subsidiaries nor had any member of the Management Development Committee formerly served as an officer of the Company or any of its subsidiaries, other than Mr. Ratigan, who served as an officer of the Company from December 1993 to June 1996. See "Proposal 1 - Election of Directors". During fiscal 2005, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on the Board or on the Management Development Committee of the Company.

                      REPORT OF THE MANAGEMENT DEVELOPMENT,
                     COMPENSATION AND STOCK OPTION COMMITTEE

     The Management Development Committee is responsible for the planning, review and administration of the Company's executive compensation program and the Company's stock-based executive compensation programs. During the fiscal year ended June 30, 2005, all members of this Committee were non-employee directors of the Company.

     The Company's objective is to provide a superior return to its shareholders. To support this objective, the Company believes it must attract, retain and motivate top quality executive talent. The Company's executive compensation program is a critical tool in this process.

     The Company's executive compensation program has been designed to link executive compensation to Company performance through at-risk compensation opportunities, providing significant reward to executives who contribute to the Company's success. The Company's executive compensation program consists of base salary, annual cash profit sharing incentive opportunities and long-term incentives represented by stock-based incentives. Further the Company believes that stock-based incentives for team members, in addition to providing an incentive for their continued employment, more closely align their interests with those of the Company and its shareholders.

     The base salary, annual cash profit sharing incentive opportunity, stock-based incentives and other compensation terms for new executive officers are established based upon each executive's qualifications, position and level of responsibility as compared with the Company's other executives.

BASE SALARY

     The Management Development Committee recognizes the importance of a competitive compensation structure in retaining and attracting valuable senior executives. Executive salary levels are reviewed and established annually. The salaries received by the Company's executives generally reflect their levels of responsibility, the profitability of the Company and other factors, such as assessments of individual performance.

     The Management Development Committee increased the base salary of Alfred A. Pease, Chairman of the Board, President and Chief Executive Officer of the Company, by $14,700, or 4.8% on an annualized basis, in the first quarter of fiscal 2005. The Management Development Committee believed that this increase in base salary was appropriate due to the Company sustaining and slightly improving its financial performance in fiscal 2004, as compared to fiscal 2003. These improvements were particularly noteworthy in light of the difficult economic environment in the global automotive industry, the Company's principal market. In addition, the Board had not expected the Company to achieve levels of profitability in fiscal 2004 similar to those achieved in fiscal 2003 because revenues and profitability in fiscal 2003 had been positively impacted by an unusually large new vehicle tooling program at a single European customer. The Committee attributed the Company's performance in fiscal 2004 in part to Mr. Pease's continued strong leadership of the Company.

     In fiscal 2005, the Management Development Committee approved annualized increases in the base salaries of the Company's other executive officers of between 3.5% and 4.1%. The increases took affect at various times in fiscal 2005. The Management Development Committee approved these increases in recognition of the executive team's contributions in fiscal 2004 that resulted in the Company's performance exceeding the Board's expectations. However, the Management Development Committee generally approved smaller increases then in prior years since the Company's performance in fiscal 2004 only slightly improved from fiscal 2003. The size of the percentage increases were determined based on the Committee's evaluation of the contributions made by each of the executive officers to improving the Company's operating performance.

     Mr. Chatel was hired by the Company in fiscal 2005 to serve as Senior Vice President New Market Business. His base salary and signing bonus were established based upon his extensive experience and the level of his executive responsibilities in comparison to the other executive officers of the Company.

ANNUAL PROFIT SHARING

     The Company's executive officers are eligible for annual cash profit sharing incentive opportunities. Generally, at the beginning of each year, the Management Development Committee develops a profit sharing plan applicable to all executives of the Company, including the Chief Executive Officer of the Company.

     For fiscal 2005, the Management Development Committee adopted the Fiscal Year 2005 Profit Sharing Plan, which applied to all team members of the Company, including Mr. Pease and the other executive officers.

     The Fiscal Year 2005 Profit Sharing Plan provided that the Company would make a profit sharing payout only if the Company achieved earnings per share ("EPS") in excess of the Fiscal Year 2005 Profit Plan established by the Board. For performance in excess of that level, an increasing portion of each dollar of Company pre-tax earnings above progressive earnings share targets would be added to the profit sharing pool.

     The actual profit sharing pool earned under the Fiscal Year 2005 Profit Sharing Plan was divided among team members in relation to their profit sharing potential for the year. Each team member's profit sharing potential for the year was stated as a percentage of their base salary. The level was 60% for Mr. Pease and 55% for the other executive officers.

     The executive officers of the Company, including Mr. Pease, were eligible to earn 95% of the profit sharing payout based upon the level of EPS achieved by the Company. The other 5% of their profit sharing payout was earned based upon the growth in the Company's market capitalization during fiscal 2005 (the "Market Cap Growth Component"). The percentage of the Market Cap Growth Component earned was determined by multiplying 5% by the percentage increase in the Company's market capitalization from fiscal 2004 to fiscal 2005, measured on the third day following the public release of the Company's annual earnings for each of fiscal 2004 and fiscal 2005. Market capitalization is equal to the closing price of the Company's Common Stock on the measurement date, multiplied by the weighted average number of outstanding shares of Common Stock outstanding during the fiscal year.

     During fiscal 2005, the profit sharing pool earned under the Fiscal Year 2005 Profit Sharing Plan was 13.01% of the team members' aggregate potential payout. The Company's market capitalization did not increase from fiscal 2004 to fiscal 2005 and therefore each of the executive officers' including Mr. Pease' profit sharing potential level was reduced by 5% so that Mr. Pease's level was 57% and the other executive officers' level was 52.3%. Mr. Pease received a profit sharing payment of 7.4% of his base salary level as of June 30, 2004 and the other executive officers received profit sharing payments of 6.8% of their base salary level as of June 30, 2004, except for Mr. Chatel who received a profit sharing payment of 4.1% of his base salary level as of the date he was hired, reflecting his employment by the Company only for a portion of fiscal 2005. The "Annual Compensation - Bonus" column of the Summary Compensation Table contained under "Compensation of Directors and Executive

Officers - Executive Officers - Summary Compensation Table" sets forth the payments to the executive officers under the Company's annual profit sharing plans.

     No discretionary bonuses were paid to Mr. Pease or the other executive officers in fiscal 2005.

STOCK-BASED INCENTIVES

     Stock option grants have historically been utilized by the Company as part of its compensation program for all levels of team members, including the Company's executives. The Company's stock option program permits team members to buy a specific number of shares of Common Stock in the future, at the fair market value of such shares on the date the option is granted. Since stock options gain value only if the price of the Common Stock increases above the option exercise price, this use of stock option grants reflects the Company's philosophy of linking compensation to performance. In addition, the Committee believes that stock option grants to team members help to provide an incentive for their continued employment and otherwise more closely align their interests with those of the Company and its shareholders. The Company also utilizes stock options as part of its standard compensation package developed to attract highly qualified candidates to the Company. At the 2004 Annual Meeting of Shareholders, shareholders of the Company approved the 2004 Stock Incentive Plan ("2004 Plan") which permits the Management Development Committee to grant indexed options, stock appreciation rights, restricted stock, restricted stock units, performance share awards and deferred stock units, in addition to incentive and non-qualified stock options. The Management Development Committee intends to review the various stock-based incentive alternatives now available to the Company and develop a program which will provide appropriate long-term incentives to the executive team and more closely align their interests with the Company and its shareholders.

     In fiscal 2005, Mr. Pease was granted options under the 1992 Stock Option Plan to purchase 50,000 shares of Common Stock. The grant reflected the Management Development Committee's evaluation of Mr. Pease's performance in fiscal 2004. The Management Development Committee noted in particular Mr. Pease's continued strong leadership of the Company and the Company's achieving profitability in fiscal 2004 at levels significantly above those originally anticipated by the Board. The grants to Mr. Pease in fiscal 2005 were lower than in fiscal 2004, principally due to the limited growth in profitability in fiscal 2004 as compared to fiscal 2003. The Committee also believed that an additional option grant to Mr. Pease was appropriate to more closely align the interests of Mr. Pease with those of the Company and its shareholders.

     In fiscal 2005, the Management Development Committee also granted options to purchase shares of Common Stock under the 1992 Stock Option Plan to the other executive officers of the Company. The Company's executive officers each received grants of options to purchase between 15,000 and 25,000 shares of Common Stock. These option grants were made in recognition of the Company's sustained financial performance in fiscal 2004, although grant levels were lower than in fiscal 2004 due to the limited increase in profitability in fiscal 2004. The grants were also intended to provide additional incentives for these executives to remain with the Company on a long-term basis. The size of the grants was made based on the Committee's evaluation of the contributions made by each of the executive officers to improving the Company's operating performance. In addition, Mr. Chatel received a grant of options to purchase 50,000 shares of Common Stock under the 1992 Stock Option Plan in fiscal 2005 as part of the compensation package offered to attract him to join the Company.

     The option grants to Messrs. Pease and the other executive officers in fiscal 2005, other than those granted to Mr. Chatel, were originally granted effective October 1, 2004, but because of a technical issue, were cancelled on November 5, 2004 and reissued on identical terms effective November 5, 2004.

     Options granted to Mr. Pease and the other executive officers in fiscal 2005 become exercisable in four equal annual installments, beginning one year from their date of initial grant, at an exercise price equal to the fair market value of the Common Stock on the date of their initial grant.

SEVERANCE AGREEMENTS

     The Board, upon recommendation of the Management Development Committee, authorized the implementation of formal Severance Agreements for the Company's executive officers. The terms of the Severance

Agreements are described under "Compensation of Directors and Executive Officers
- Executive Officers - Employment Agreements, Termination of Employment and Change of Control Arrangements". The Board determined it appropriate to formalize the Company's general severance policies and practices for its executive team and at the same time institute enhanced severance arrangements payable in the event of a termination of the executive's employment following a change in control of the Company. The Board and Management Development Committee believe that the enhanced severance arrangements are necessary in order to provide executives with the appropriate incentives to act in the best interests of the Company and its shareholders, without concern for their own personal interests. The Management Development Committee, in developing its recommendations to the Board, consulted with an outside compensation consultant hired by the Committee and the Company's outside legal counsel. Based upon the foregoing, the Management Development Committee believes that the Severance Agreements contain terms and conditions which are comparable to those used by other companies that are similar in size to the Company.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Management Development Committee has reviewed the provisions of the Internal Revenue Code and related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to the chief executive officer and any of the four most highly compensated executive officers at the end of the fiscal year to the extent such compensation exceeds $1,000,000 in any year.

     The Board of the Company established certain restrictions on the granting of options under the Company's 1992 Stock Option Plan and the 2004 Plan, which replaces the 1992 Stock Option Plan, so that compensation realized in connection with the stock-based grants under both plans would be exempt from the restrictions on deductibility described above. The 1992 Stock Option Plan restricted to 200,000 the number of shares of Common Stock that could be subject to options granted to any salaried employee in any fiscal year. The 2004 Plan restricts stock grants to any participant any fiscal year as follows; (i) up to 200,000 shares of Common Stock may be subject to stock option grants, (ii) up to 200,000 shares of Common Stock may be subject to stock appreciation right grants, (iii) up to 200,000 shares of Common Stock may be subject to restricted stock awards, and (iv) up to 200,000 shares of Common Stock may be subject to performance share awards. It is important to note that while these restrictions allow the Management Development Committee continuing discretion in establishing executive officer compensation, it does limit such discretion by restricting the size of stock awards which the Management Development Committee may grant to any single individual. The permitted size of the stock awards to a single individual was established based on the Committee's determination of the maximum number of shares which would be required to be granted in any fiscal year to retain or attract a chief executive officer of the Company.

     The Board does not believe that other components of the Company's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility, and therefore, concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. The Board will continue to evaluate the advisability of qualifying future executive compensation programs for deductibility under the Internal Revenue Code.

MANAGEMENT DEVELOPMENT,   Philip J. DeCocco, Chairman
COMPENSATION AND STOCK    David J. Beattie
OPTION COMMITTEE          W. Richard Marz

                          STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total shareholder return on the Common Stock from June 30, 2000 through June 30, 2005 with an index consisting of returns from a peer group of companies, consisting of Cognex Corp., Cyberoptics Corporation, Integral Vision, Inc. (formerly Medar, Inc.), PPT Vision, Inc. (formerly Pattern Processing Technology) and Robotic Vision Systems Inc. (the "Peer Group Index") and The Nasdaq Stock Market (U.S.) Index (the "Nasdaq Composite Index"). The returns of each company in the Peer Group Index have been weighted according to their respective stock market capitalization. The graph assumes that the value of the investment in the Company's Common Stock, the Peer Group Index and the Nasdaq Composite Index was $100 on June 30, 2000 and that all dividends were reinvested.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
           AMONG PERCEPTION INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                                AND A PEER GROUP

                               (PERFORMANCE GRAPH)

* $100 invested on 6/3/00 in stock or index including reinvestment of dividends. Fiscal year ending June 30,

                                            CUMULATIVE TOTAL RETURN
                           ---------------------------------------------------------
                           6/30/00   6/30/01   6/30/02   6/30/03   6/30/04   6/30/05
                           -------   -------   -------   -------   -------   -------
Perceptron, Inc.             100        40        46       176       209       199
Nasdaq Stock Market (US)     100        56        39        43        54        55
Peer Group                   100        50        30        32        59        39

     The graph displayed above is presented in accordance with applicable legal requirements. Shareholders are cautioned against drawing any conclusions from the data contained in the graph, as past results are not necessarily indicative of future performance. The graph in no way reflects the Company's forecast of future financial performance.

                             INDEPENDENT ACCOUNTANTS

GENERAL

     The accounting firm of Grant Thornton LLP ("Grant Thornton") has been appointed by the Audit Committee to audit the consolidated financial statements for the Company for the fiscal year ended June 30, 2006. Grant Thornton has served as the Company's independent accountants since March 8, 2002. Representatives of Grant Thornton are expected to be at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at such meeting if they desire to do so.

POLICY FOR PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

     The Audit Committee has adopted a policy regarding audit and non-audit services that may be provided by the Company's independent accountants. The policy sets forth the procedures and conditions pursuant to which services proposed to be performed by the independent accountants may be pre-approved. The policy provides that the Audit Committee will consider whether services to be performed by the independent accountant are consistent with the SEC's rules on auditor independence. In particular, the policy expressly names all services the independent accountant may not perform and, in the case of other services, requires the Audit Committee to consider whether the independent auditor is the best positioned to provide the most effective and efficient service.

     The policy provides that the Audit Committee will review and pre-approve annually, and periodically thereafter as required, the services proposed to be provided by the independent accountant in the categories of audit services, audit related services, tax services and all other services. In addition, the Audit Committee is to determine the appropriate ratio of audit, audit related and tax services to all other services. The Audit Committee has delegated to the chairman of the Audit Committee and, if he or she is unavailable, another member of the Audit Committee, authority to pre-approve audit and non-audit services proposed to be performed by the independent registered public accounting firm not previously approved by the Audit Committee. Under the policy, the Audit Committee is to be informed on a timely basis of services actually rendered by the independent accountant, including those pre-approved by a member of the Audit Committee. The chief financial officer of the Company is to immediately report to the Chairman of the Audit Committee any breach of the policy.

     All of the services described below under audit fees, audit-related fees, tax fees and all other fees arising in the fiscal year ended June 30, 2004 and 2005 were approved by the Audit Committee pursuant to its pre-approval policies and procedures prior to the service being provided. None of the audit-related fees or tax fees described below arising in the fiscal years ended June 30, 2004 and 2005 were approved by the Audit Committee after the initiation of such services pursuant to an exemption from the SEC's requirements relating to approval of these types of services by the Audit Committee prior to the provision of the service under Section 2.01(c)(7)(i)(C) of SEC Regulation S-X.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     AUDIT FEES. The aggregate fees billed by Grant Thornton for professional services rendered for the audit of the Company's annual consolidated financial statements, reviews of the consolidated financial statements included in the Company's Forms 10-Q and other regulatory filings and preparation for a review of the Company's internal controls over financial reporting design effectiveness and procedures were $194,520 during fiscal year ended June 30, 2005 and $103,250 during fiscal year ended June 30, 2004.

     AUDIT RELATED FEES. The aggregate fees billed by Grant Thornton for professional services rendered for audit-related fees in fiscal 2005 were $20,036 and related to the audits of the Company's 401(k) Plan and NIST grant and review of a SEC comment letter and in fiscal 2004 were $8,000 and related to the audit of the Company's 401(k) Plan.

     TAX FEES. The aggregate fees billed by Grant Thornton for preparation of federal and state tax returns and miscellaneous tax-related services and advice were $46,070 during fiscal 2005 and $53,686 during fiscal 2004.

     ALL OTHER FEES. Grant Thornton did not render any such services in fiscal years 2005 and 2004.

     The Audit Committee of the Board does not consider the provision of the services described above by Grant Thornton to be incompatible with the maintenance of Grant Thornton's independence.

           SHAREHOLDER PROPOSALS AND NOMINEES FOR 2006 ANNUAL MEETING

SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 2006 annual meeting which are eligible for inclusion in the Company's proxy statement for that meeting under Rule 14a-8 promulgated under the Exchange Act, must be received by the Secretary of the Company at 47827 Halyard Drive, Plymouth, MI 48170, no later than June 29, 2006 in order to be considered for inclusion in the Company's Proxy Statement relating to that meeting. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proposals be submitted by certified mail, return receipt requested.

     Shareholder proposals intended to be presented at the 2006 annual meeting which are not eligible for inclusion in the Company's proxy statement for that meeting under Rule 14a-8 are considered untimely under Rule 14a-5 promulgated under the Exchange Act unless received by the Secretary of the Company at the Company's offices no later than September 13, 2006 and the Company expects the persons named as proxies for the 2006 annual meeting to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal considered untimely at the 2006 annual meeting.

SHAREHOLDER NOMINEES

     Shareholders desiring to recommend candidates for consideration and evaluation by the Nominating and Corporate Governance Committee for the 2006 Annual Meeting should submit such recommendations in writing to the Nominating and Corporate Governance Committee, c/o General Counsel, Perceptron, Inc., 47827 Halyard Drive, Plymouth, MI 48170 no later than May 30, 2006.

     The recommendation should be accompanied by the following: (i) the name, address, e-mail address (if any), and telephone number of the shareholder, the number of shares of the Company's Common Stock beneficially owned by the shareholder and proof of the shareholder's beneficial ownership of the Company's Common Stock by one of the means set forth in Item 7(d)(2)(ii)(L) of SEC
Schedule 14A; (ii) the name, address, e-mail address (if any) and telephone number of the proposed nominee and the number of shares of the Company's Common Stock beneficially owned by the nominee; (iii) a detailed description of the proposed nominee's business, professional, public, academic, scientific or technological experience and other qualifications for Board membership, including the name and address of other businesses for which the proposed nominee has provided services, or for which he or she has served as a director, in the last five years, a description of the proposed nominee's specific experience in such position and the proposed nominee's academic achievements;
(iv) a description of any potential conflicts between the interests of the Company and its shareholders and the proposed nominee; (v) a written agreement by the proposed nominee to serve as a member of the Company's Board if nominated and elected; and (vi) a written representation by the shareholder and the proposed nominee that the proposed nominee is not an affiliate or affiliated party with respect to the shareholder. The General Counsel will forward any recommendations to the Nominating and Corporate Governance Committee. The nominating shareholder and proposed nominee may be requested to provide additional information regarding the shareholder or the proposed nominee and to attend one or more interviews, in each case, as requested by the Board or Nominating and Corporate Governance Committee.

     See "Proposal 1 - Election of Directors - Board of Directors and Committees" for a description of the standards used by the Nominating and Corporate Governance Committee to evaluate candidates recommended by shareholders of the Company.

                                  OTHER MATTERS

     At the date of this Proxy Statement, the Board is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters requiring a shareholder vote properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment, to the extent permitted by law, on such matters.

                                PERCEPTRON, INC.
      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PERCEPTRON, INC.

The undersigned shareholder hereby appoints ALFRED A. PEASE, JOHN J. GARBER and DAVID W. GEISS, or any one of them, the attorney and proxies of the undersigned, with power of substitution, to vote all shares of common stock of Perceptron, Inc. standing in the name of the undersigned at the close of business on October 14, 2005 at the Annual Meeting of Shareholders of the Company to be held on Monday, December 5, 2005 at 9:00 a.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there present.

The shareholder instructs the proxies to vote as specified on this proxy on the matters described in the Proxy Statement dated October 24, 2005. Proxies will be voted as instructed.

IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE COMPANY'S NOMINEES AS DIRECTORS (INCLUDING THE ELECTION OF ANY PERSON FOR THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT IS UNABLE OR, FOR GOOD CAUSE, WILL NOT SERVE).

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE 2005 ANNUAL REPORT, AND THE PROXY STATEMENT AND NOTICE OF SAID MEETING BOTH DATED OCTOBER 24, 2005.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                                                                     SEE REVERSE
                                                                         SIDE

                        ANNUAL MEETING OF SHAREHOLDERS OF

                                PERCEPTRON, INC.

                                DECEMBER 5, 2005

                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.

     Please detach along perforated line and mail in the envelope provided.

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
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.   ELECTION OF DIRECTORS Directors recommend a vote for      BROKERS EXECUTING PROXIES SHOULD INDICATE THE NUMBER OF
     the following nominees to hold office until the Annual    SHARES WITH RESPECT TO WHICH AUTHORITY IS CONFERRED BY THIS
     Meeting of Shareholders in 2006.                          PROXY IF LESS THAN ALL SHARES HELD AS NOMINEES ARE TO BE
                                                               VOTED.
                                NOMINEES:
[ ]  FOR ALL NOMINEES           ( ) David J. Beattie           PLEASE EXECUTE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE
                                ( ) Kenneth R. Dabrowski       PROMPTLY.
[ ]  WITHHOLD AUTHORITY         ( ) Philip J. DeCocco
     FOR ALL NOMINEES           ( ) W. Richard Marz
                                ( ) Robert S. Oswald
[ ]  FOR ALL EXCEPT             ( ) Alfred A. Pease
     (See instructions below)   ( ) James A. Ratigan
                                ( ) Terryll R. Smith

INSTRUCTION: To withhold authority to vote for any
             individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: (X)

To change the address on your account, please check the
box at right and indicate your new address in the
address space above. Please note that changes to the
registered name(s) on the account may not be submitted
via this method.                                         [ ]


Signature of Shareholder                     Date:             Signature of Shareholder                     Date:
                         -----------------         ---------                            -----------------         ---------

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.
      When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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